Exhibit 99.1

Tallgrass Energy Announces Pony Express Open Seasons

LEAWOOD, Kansas--(BUSINESS WIRE)--Due to continued shipper interest, Tallgrass Energy Partners, LP (NYSE:TEP) through its subsidiary Tallgrass Pony Express Pipeline, LLC (Pony Express) today announced a binding open season soliciting additional commitments on the Pony Express Platteville Extension.

The deadline for submitting bids in this open season is November 29, 2017, which may be extended at the sole discretion of Pony Express. Inclusive of a recent additional unaffiliated third-party commitment, total commitments on the Platteville Extension are 32,500 barrels per day, of which TEP’s affiliate, Stanchion Energy, LLC, holds less than 25 percent.

Pony Express also announced another binding open season soliciting shipper commitments for crude petroleum transportation service originating at a new origin point located in Rooks County, Kan. The new Kansas origin point is expected to be in service in the first quarter of 2018, and Pony Express will provide transportation service from the Rooks County, Kan., origin to the Ponca City Refinery and Cushing destinations in Oklahoma. Pony Express expects the open season to conclude on December 13, 2017.

Interested parties may review the details of the open seasons after executing a confidentiality agreement that may be obtained by contacting Kyle Quackenbush, 303.763.3319, or Andrew DiPaolo, 303.763.3329.

About Tallgrass Energy
Tallgrass Energy is a family of companies that includes publicly traded partnerships Tallgrass Energy Partners, LP (NYSE: TEP) and Tallgrass Energy GP, LP (NYSE: TEGP), and privately held Tallgrass Development, LP. Operating across 10 states, Tallgrass is a growth-oriented midstream energy operator with transportation, storage, terminal, water, gathering and processing assets that serve some of the nation’s most prolific crude oil and natural gas basins.
To learn more, please visit our website at www.tallgrassenergy.com.
Cautionary Note Concerning Forward-Looking Statements
Disclosures in this press release contain forward-looking statements. All statements, other than statements of historical facts included in this press release that address activities, events or developments that management expects, believes or anticipates will or may occur in the future are forward-looking statements. Without limiting the generality of the foregoing, forward-looking statements contained in this press release specifically include Pony Express' ability to complete the projects discussed in this press release on time, on budget or at all, and the expected in-service date for the Rooks County, Kan., origin. Such statements are subject to a number of assumptions, risks and uncertainties, many of which are beyond the control of TEP, which may cause actual results to differ materially from those implied or expressed by the forward-looking statements, and other important factors that could cause actual results to differ materially from those projected. Any forward-looking statement applies only as of the date on which such statement is made and TEP does not intend to correct or update any forward-looking statement, whether as a result of new information, future events or otherwise, except as required by law.
Contacts:
Investor and Financial Inquiries
Nate Lien, 913-928-6012
investor.relations@tallgrassenergylp.com
or
Media and Trade Inquiries
Phyllis Hammond, 303-763-3568
phyllis.hammond@tallgrassenergylp.com